Exhibit 99.1
Coalbed Methane Contract signed between Pacific Asia Petroleum, Ltd.
and China United Coalbed Methane Co., Ltd
FOR RELEASE: MONDAY, OCTOBER 29, 2007; 8:00AM Eastern Time
Hartsdale, New York, October 29: Pacific Asia Petroleum, Inc. (PFAP.PK), a U.S. publicly traded company announced today that on October 26th, 2007, China United Coalbed Methane Co., Ltd. (CUCBM) and Pacific Asia Petroleum. Ltd. a wholly-owned subsidiary of Pacific Asia Petroleum, Inc. (PAP), signed in Beijing, China, a Production Sharing Contract (PSC) for the exploitation of coalbed methane (CBM) resources in the Zijinshan block, which is located in the Shanxi Province of The People’s Republic of China.
Participating in the signing ceremony, in addition to members of the executive management teams of PAP and CUCBM, were senior officials from the Chinese Government and other industry-related companies.
The PSC for the Zijinshan block covers an area of approximately 708 square kilometers (175,000 acres) and is located in the prospective Ordos Basin in the Shanxi Province of The People’s Republic of China. According to a study by China Petroleum & Chemical Corporation (SINOPEC), the Ordos Basin is the second largest petroleum-bearing basin in China and one of the most prolific gas reserve areas in China. To the immediate west of the Zijinshan block are discovered gas fields estimated by CUCBM to contain gas resources of approximately 50 trillion cubic feet of gas (50 TCF). Based on seismic studies and drilling previously done on the Zijinshan block, it is estimated by CUCBM that the Zijinshan block has potential gross gas resources in excess of 3.8 TCF. The Zijinshan block is also in close proximity to the major West-East gas pipeline, which links the gas reserves in China’s western provinces to the markets of the Yangtze River Delta, including Shanghai.
Commenting on the PSC, Frank C. Ingriselli, President & CEO of PAP, said: “We are excited about this opportunity to expand our Company’s operations in China, which complements our development strategy. This venture, together with the other projects that our Company is finalizing, have the potential to make Pacific Asia Petroleum, Inc. one of the largest foreign holders of CBM and tight gas sand properties in China. The potential gross gas resource base under this PSC as estimated by CUCBM, together with the gas resource bases of four additional resource blocks we plan to acquire in the Shanxi Province pursuant to pending asset transfer agreements, as estimated by CUCBM, could exceed 14 TCF of gas. This would position our Company to participate in China’s planned expansion of their gas mix, which the Chinese Government has announced it is expected to increase from the present 3% to 10% by 2020. We look forward to working with our partners to commercially develop these resources that should bring more clean gas to China and benefit many generations.”

Also commenting on the PSC, Mr. Jie Mingxun, President of CUCBM, said: “We look forward to working with our partner and friends at Pacific Asia Petroleum, Inc. to jointly develop China’s coalbed methane reserves which are an important component of China’s energy and environmental development plans. Pursuant to the just completed meeting of the Chinese Congress, it was confirmed that China places primary importance on the development of its energy resources and in particular, the Government has implemented a series of financial benefits and incentives for foreign investors in CBM that should financially assist the investment of Pacific Asia Petroleum.”
Under the PSC, Pacific Asia Petroleum, Ltd. is obligated to drill three (3) exploration wells and four (4) pilot development wells during the next five (5) years. During the development period, CUCBM will have the right to acquire a 40% participating interest and work jointly to develop and produce CBM under the PSC. The PSC covers a thirty-year relationship.
About Pacific Asia Petroleum, Inc.
Pacific Asia Petroleum, Inc. was recently formed to engage in the business of oil and gas exploration, development, production and trading in Asia and the Pacific Rim countries, with a specific focus on the energy market in The People’s Republic of China. The Company’s executive offices are located in Hartsdale, New York, and the Company also has offices located in Cupertino, California, and in Beijing, The People’s Republic of China.
About CUCBM
Established in 1996, CUCBM was granted at that time the exclusive right to explore, develop and produce coalbed methane resources in The People’s Republic of China in cooperation with foreign enterprises, and has the exclusive authority to enter into contracts as authorized by the State Council of The People’s Republic of China. CUCBM has PetroChina Company Limited and China Coal Energy Group Corporation as its shareholders.
For more information, go to: www.papetroleum.com
Contact:
Pacific Asia Petroleum, Inc. in New York, USA
George Unser: 914-472-6756
Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Pacific Asia Petroleum, Inc. and its management are forward-looking statements. It is important to note that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: the preliminary nature of well data, including permeability and gas content, and commercial viability of the wells; risk and uncertainties associated with exploration, development and production of oil and gas; drilling and production risks; our lack of operating history; limited and inadequate cash resources; expropriation and other risks associated with foreign operations; anticipated pipeline construction and transportation of gas; matters affecting the oil and gas industry generally; lack of availability of oil and gas field goods and services; environmental risks; changes in laws or regulations affecting our operations, as well as other risks described in our filings with the Securities and Exchange Commission.